EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-127879, 333-127880, and 333-149275 on Form S-8 of our reports dated November 26, 2014, relating to the financial statements and financial statement schedule of MWI Veterinary Supply, Inc., and the effectiveness of MWI Veterinary Supply, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of MWI Veterinary Supply, Inc. for the year ended September 30, 2014.

/s/ DELOITTE & TOUCHE LLP

Boise, Idaho

November 26, 2014